Exhibit 99.1
CONFIDENTIAL DOCUMENT
To: Dell 3Par Team
Welcome to Dell!
Soon you’ll be part of a global team that is nearly 100,000 strong and focused on delivering technology solutions that enable people everywhere to grow and thrive. This is Dell’s purpose, and it will be your purpose, too, when the acquisition we announced today closes.
3Par utility storage solutions will become an important component of our ability to better help customers reduce storage administration and infrastructure costs. These technologies will significantly enhance our storage portfolio and solutions strategy, and we’re excited about the opportunity to offer our customers even greater choice and performance for their IT environments.
I am also excited to welcome the additional software talent you will bring to Dell. Our recent acquisitions are creating the foundation for a very meaningful software business for us, as well as a strong presence in the Silicon Valley.
I look forward to meeting you tomorrow morning in Fremont for our Town Hall meeting, and to connecting with many of you via phone later in the evening.
All the Best,
Michael
          The planned tender offer described in these materials has not yet commenced. This description is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Dell Inc. will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and 3PAR Inc. will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to 3PAR Inc.’s stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.